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                                     UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549

                                      FORM 12b-25

                              NOTIFICATION OF LATE FILING

                              CUSIP NUMBER    450663 10 9

(CHECK ONE):  / /Form 10-K / /Form 20-F / /Form 11-K /X/Form 10-Q / /Form N-SAR
              / / Form N-SAR

                 For Period Ended: March 31, 2002
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                 /  / Transition Report on Form 10-K
                 /  / Transition Report on Form 20-F
                 /  / Transition Report on Form 11-K
                 /  / Transition Report on Form 10-Q
                 /  / Transition Report on Form N-SAR

                 For the Transition Period Ended: N/A

         Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

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         If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:  N/A

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Part I -- Registrant Information

         Full Name of Registrant: ITS NETWORKS, INC.

         Former Name if Applicable: N/A

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Part II -- RULES 12b-25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate).

         (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

         (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

         (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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PART III -- NARRATIVE

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State below in reasonable detail the reasons why Form 10-K and Form 10-KSB,
20-F, 11-K, 10-Q and N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.

The registrant was unable without unreasonable effort and expense to prepare its accounting records and schedules in sufficient time to allow its accountants to complete its review of the registrant for its six-month period ended March 31, 2002, before the required filing date for its Form 10-QSB.

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Part IV -- Other Information

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(1)  Name and telephone number of person to contact in regard to this notification

              GUSTAVO GOMEZ            011-34-607-290-563

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company
    Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If
    answer is no, identify report(s).                           /X/ Yes  / / No

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(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or
    portion thereof?                                            / / Yes  /X/ No

    If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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EXPLANATION:

     N/A


                               ITS Networks, Inc.


                     Date: May 15, 2002              By: /s/ Gustavo Gomez
                                                        ------------------------
                                                        Gustavo Gomez, President


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                                   ATTENTION
    Intentional misstatements or omissions of fact constitute Federal Criminal
                          Violations (See 18 U.S.C. 1001).

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